EX 99.2

IDEX CORPORATION
Q3 2015 Earnings Conference
October-20-2015
Confirmation #13604137

Operator: Greetings and welcome to the Third Quarter 2015 IDEX Corporation Earnings Conference Call.

At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad.

I would now like to turn the conference over to your host, Michael Yates, VP and Chief Accounting Officer. Thank you, Mr. Yates. You may begin.

Mr. Michael Yates: Thank you, Tim. Good morning, everyone. This is Mike Yates, Vice President and Chief Accounting Officer for IDEX Corporation. Thank you for joining us for a discussion of the IDEX third quarter financial highlights.

Last night, we issued a press release outlining our company's financial and operating performance for the three month period ending September 30th, 2015. The press release, along with the presentation slides to be used during today's webcast, can be accessed on our company's website at www.idexcorp.com.

Joining me today is Andy Silvernail, our Chairman and CEO, and Heath Mitts, our CFO. The format for our call today is as follows - we will begin with Andy providing an overview of the third quarter financial results, and then he will provide an update on what we are seeing in the world and discuss our capital deployment. He will then walk you through the operating performance within each of our segments. And finally, we will wrap up with an outlook for the fourth quarter and full year 2015. Following our prepared remarks, we'll open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll free number 877-660-6853 and entering conference ID 13604137. Or, you simply may log into the company's home page for the webcast replay.

As we begin, a brief reminder - this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today's press release and in IDEX's filings with the Securities and Exchange Commission.

With that, I'll turn this call over to our Chairman and CEO, Andy Silvernail.

Mr. Andy Silvernail: Thanks, Mike, and good morning, everybody. I appreciate you joining us here for the third quarter 2015 call. As we all know, 2015's been pretty challenging. We talked about in previous calls the softness we've seen in the ag market, in oil and gas, in the strong U.S. dollar. In the second quarter, we noted that we had seen some slippage in industrial distribution in the, uh, first half of the quarter, and we definitely saw that come back in the third quarter.

And while these market conditions are out there and they remain, we have been very focused on delivering quality of earnings in cash flow, making sure that we're funding our best investments internally and also really leveraging the benefits of our well positioned, diversified portfolio.

I'm pleased overall with the execution that we had in the third quarter, and we saw some pretty decent numbers, given the conditions. We delivered 89 cents of adjusted EPS, which was a penny ahead of last year. We had operating margins that were 21.5 percent, which is 70 basis points better than last year. In particular, we had impressive margins, uh, increase of 460 basis points in fire safety and diversified. And I'll take some here a little bit later in the call to give some more color there.

We also had free cash flow of $105 million, which was 132 percent of net income. And we continued to focus on capital deployment. We closed the CIDRA acquisition, we divested a small product line business in Ismatec that had an $18.1 million gain, and we repurchased 911,000 shares for $66 million in the quarter.

As I talked about the second quarter, we've also taken further steps to improve our cost structure through restructuring in all segments. In total, we now expect to spend about 8 to $10 million in the year with significant savings in 2016.

For the full year, we now expect EPS to be 3.50 to 3.53. And even though we have the challenges that I've noted here in 2015, we're gonna take them head on. We're gonna continue to invest in our businesses, we're gonna grow in select areas, and we're gonna drive productivity across all segments.

Again, I'll get into some color here, uh, more in a moment, but before I do that, let me talk about what we're seeing, uh, in regions around the world, uh, some end markets and also, talk about capital deployment.

In North America, as we all know, oil and gas and the ag markets have continued to be pretty difficult. As I mentioned before, industrial distribution did soften in the second quarter and continued into the third. And we do expect these continue--uh, these conditions to continue here in the fourth quarter.

Europe remains stable, although we have seen pockets of growth, particularly in water and, uh, dispensing, and we have seen some uptick in our energy business, uh, coming out of our European unions. This has been offset by the continued weakness we're seeing in Eastern Europe from the political instability.

China - the story really remains the same. It's been inline with our expectations. It has been weak here for some time. Uh, but we don't expect it to deteriorate any further from here.

Even though we are seeing some headwinds, there are some pretty nice--there is some pretty nice momentum across geographies in a number of markets, and these include life sciences, municipal and in dispensing. In total, we think that our current guidance captures the market conditions that I've talked about here.

With that, let me turn to capital deployment. This has been a real highlight for us in 2015. As we've talked about here for quite some time, we have a four pronged approach to capital deployment. Number one is really maximizing organic growth, two, consistent dividends, three, repurchasing shares when we believe it's below the intrinsic value of the company, and four, importantly, strategic M&A.

On the organic growth front, we've been investing aggressively. And, uh, these conditions, although they can be, uh, difficult, they really are fertile times for investing, uh, in organic growth. You see a lot of indiscriminate cutting, uh, by a lot of different competitors, and what we're able to do is really focus on driving productivity, reinvesting into our--into growth areas and continuing to expand margins and cash flow.

We're gonna continue to reallocate people and resources, uh, towards our best opportunities where we can drive differentiation, we can drive growth, and we can gain high relative market share. Some examples here in 2015 are the Viking Motor Speed Pump, our fluidic systems for life sciences, our gassed 8687 rocking piston and our StrongArm in rescue that we launched earlier in the year.

Turning to dividends and share repurchase, in the past three years, we've increased our dividend by two-thirds, and in the recent quarter here, we're declaring our 32, uh, cent dividend. And for the year, we've repurchased 2.4 million shares for $179 million, and you could expect to see about a 3 percent share reduction here in 2015.

In terms of M&A, we've deployed about $200 million this year in three acquisitions, Novatema, Alfa Valvole and CIDRA Precision Services, and those lay across three different businesses within IDEX. And the M&A funnel continues to be strong, and we've got opportunities across our segments. Going forward, you should expect to see us continuing to leverage our balance sheet and strong free cash flows in this important strategic priority.

All right, let me now turn to third quarter results. I'm on slide four. Orders were $485 million. They were down 4 percent in total, down 2 percent organically. For the quarter, revenues were 504 million, down 6 percent and down 4 percent organically. We've talked about the major contributors, uh, in terms of oil and gas, the ag markets and slowing North American industrial. However, op margins and free cash flow were very strong in the quarter. Operating margins, as I noted, were up 70 basis points to 21.5 percent. Free cash flow was $105 million, converting 132 percent of net income. And as I said, EPS for the quarter was 89 cents, up a penny from last year.

And again, overall, I'm pleased with the execution and pleased with the discipline that our teams are bringing to this, uh, challenging marketplace.

With that, let me turn to the segment discussions. I'm on slide five, and I'll start with food metering.

FMT organic orders decreased 3 percent in the quarter. Organic sales were down 4 percent, primarily due to the challenges I've already discussed. Operating margins were down 120 basis points in the quarter due to lower volume and non-cash acquisition charges. Let me note, however, that if you remove the impact of the acquisition inventory charges for Alfa, FMT margins were actually flat year-over-year, so that's nice performance in the face of some, uh, volume decline.

In water services, we've had a strong, uh, global municipal market. In particular in the U.S., we saw municipal, uh, business up about, uh, mid single digits in the quarter. The U.K. has also had, uh, an improvement in the marketplace, and we've won share with new products. And across the platform, we've had margin expansion, and I expect to see that performance continue, uh, really through the balance of this year and into 2016.

In industrial, I've already talked about what we're seeing, uh, in the overall markets, and this is true in our pump business. And we do expect those conditions to continue through the year. However, if you look at North America and Europe, particularly in the chemical businesses, we're seeing low single digit growth, and we're seeing nice momentum as we enter 2016.

In energy, we've actually had, uh, a surprisingly good story here. Uh, overall top line remains stable in this environment. We've kept price, uh, and we've seen some business uptick in the European and Middle East, some downstream projects that have rebounded here recently. This has been offset, however, by the issues that we're seeing in North American oil and gas.

Outside of large projects, if you look at North America, we're seeing strength in aviation, uh, due to lower fuel prices, but our mobile business has been a little bit slack here as we expect, uh, the truck builds to slow down in 2015 and in 2016.

On the ag front, you know the story very well. We've had weakness here throughout the year, as we expected. We do expect that to continue in 2016. Uh, but again, this is a business that long term has been favorable for us and we believe will continue to be over time.

All right, let me turn to slide six. I'm on, uh--we're talking about health and science. In the quarter, organic, uh, order growth was up 2 percent. Uh, organic sales were down 3 percent. Margins--uh, op margins decreased 40 basis points, really driven by business mix.

In terms of, uh, the different platforms, scientific fluidics really continues to be a bright spot for us. It's been--we've seen strength in analytic instrumentation, in bio and in the IBD markets, and we expect this demand to continue in 2015 and into 2016.

In sealing, that's been a little bit of a mixed bag. We've seen some nice share wins in semiconductor, although that has been offset by the weakness in upstream oil and gas. But--and we expect these conditions really to continue throughout the balance of this year.

Optics and photonics have--has been stable in the quarter, and we saw the industrial and the, uh, laser optics business weaker, but underlying life science demand has been very solid. And again, profitability continues to expand, uh, in this platform.

HSE Industrial looks a lot like what we talked about in FMT, uh, with distribution softening. But, the team has done an excellent job winning business in adjacent markets and continuing to improve productivity.

In material process, uh, it was actually a strong quarter for MPT. We saw strong orders, uh, and momentum going into the fourth quarter, uh, really across a number of markets, particularly in Asia. We expect to see the benefits of this in the early part of 2016. As you know, this is a lumpier business for IDEX. Uh, we are seeing capital spending, uh, spotty over time, but, uh, this is a good news story right now and into the early part of 2016.

All right, let me move onto the final segment. I'm on diversified on slide seven. Organic orders are down 8 percent and they decreased--uh, and organic sales are down 5 percent. The decline is principally driven by tough comps compared to the fire trailers [sp] of last year and softness, uh, with really with the depressed energy prices.

As I mentioned earlier, we had operating margins that increased 460 basis points, and this is a--obviously, a very impressive, uh, performance for the team. But, I will caution you not to set that as a new benchmark. Uh, in the last two quarters, we've had outstanding, uh, business mix specifically within the dispensing and the fire businesses. And we expect in the future to see more normalized profitability.

Dispensing has been a good news story for us across the globe. We've seen strength in North America, in Western Europe and in Asia. The wins that we're seeing have driven by the improvement in overall construction markets, but very importantly, the strength of our X-Smart product, which is gonna grow another 25 percent this year over last year.

In fire suppression, uh, the core North American and U.K. businesses have been in decent shape. And although we don't expect any particularly large projects, uh, this year, we are continuing to see nice wins, uh, in those domestic businesses and excellent profitability driven by productivity across the platform.

In rescue, we did see some delays in projects internationally, but the North American business has continued to be strong. EDRAULIC 2.0 has taken share consistently. And we launched our StrongArm tool, which is a utility tool for fire and for law enforcement markets, and we think this is gonna have nice momentum, uh, going into 2016.

Finally, uh, looking at Bandit, as we talked about, the conditions have been difficult. Uh, the, uh, industrial distribution and the oil and gas businesses have been challenging to Bandit. Uh, but the transportation segment has continued to grow. Bandit has been a bellwether for us, continues to perform, uh, and we have high expectations for the business going forward.

All right, let me conclude now with the fourth quarter and the full year 2015 guidance. I'm on slide eight. For the fourth quarter, we now expect EPS to be 88 to 91 cents and operating margins of 20.5 percent. The Q4 tax rate should be around 27 to 27.5 percent. And we expect about a 3, uh, percent top line headwind from FX.

As I mentioned earlier, we now expect full year to be, uh--EPS to be 3.50 to 3.53. And we expect revenue growth to decline about 2 to 3 percent and full year operating margins to be about 21 percent.

All right, just a couple other modeling items for you for the full year. We now expect FX to impact us by about $90 million for the year compared to $95 million from prior guidance, and that's about 20 cents of EPS impact for the full year compared to 2014. CapEx should be about $45 million, free cash flow about 120, uh, percent of net income, and again, share repurchases should decrease the share count by about 3 percent for the year.

Finally, as always we need to exclude the impact of acquisitions, uh, both positive and negative and also take out the impact of restructuring charges and the gain of sale from the Ismatec product line.

With that, uh, Tim, let me turn it over to you, uh, for questions from our audience.

Operator: At this time, we will be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question two [sp]--is in the question queue, pardon me. And you may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

Our first question comes from the line of Mike Halloran at Robert W. Baird.

Mr. Mike Halloran: Can you hear me?

Mr. Andy Silvernail: Yes. Hi, Mike.

Mr. Mike Halloran: All right, making sure. So a couple ones here - first, on the HST side, I was a little surprised that the organic revenue declined in the quarter, but obviously, the orders were pretty solid. So, maybe talk a little bit about if there was any blips in the quarter specifically that would have maybe changed what the run rate is in that business and how you're thinking about the progression as we move into the fourth quarter in 2016.

Mr. Andy Silvernail: Yeah. So, Mike, on HST in particular, things that were touching the scientific world, uh, life sciences in particular, we saw nice strength. Anything touching food, uh, we had strength in. It really--the--any weakness that we saw in the quarter was due to the industrial portion of it, uh, principally around gas.

As you know, that behaves a lot more like FMT. Any [unintelligible] that we had there. The core scientific and health pieces of the business performed very well.

Mr. Mike Halloran: And as you think about that on a run rate going forward, is this an area where you're expecting organic growth in the fourth quarter, or is that something that might normalize out as you hit next year and some of those MPT projects that you mentioned start rolling through?

Mr. Andy Silvernail: So, if you think about 2016, I would expect that to be the case. I think you've got nice strength in life sciences and we will see in the early part of the year the benefit of the project from MPT shifting. In the fourth quarter, net-net, I think you end up being flat year-over-year.

Mr. Mike Halloran: And then, more broadly as you work into 2016--.

Mr. Andy Silvernail: [--Unintelligible] organic, Mike. Let me be--.

Mr. Mike Halloran: --Yeah, no, understand completely. You're still gonna have the FX headwinds.

The--as you work into 2016, maybe you can just talk about some of the thoughts you guys are having internally going into next year. What are the buckets where you think that growth is gonna be achievable as you hit next year, and where do you think the headwinds are gonna persist as we go into next year, essentially just an early read on what you're seeing in the environment today and what that tells you about next year?

Mr. Andy Silvernail: I think the biggest headwinds we're gonna see are gonna be in the first and second quarter, which I think they'll be meaningful, right? So, the falloff in spending that I think everyone has experienced relative to the--to capital projects in oil and gas, in terms of from a comp perspective, they're gonna be tougher in the first and early in the second quarter and get a little bit easy as you get into the third and the fourth quarter next year. I think that'll absolutely be the case.

Ag's a little bit of a wildcard, to be honest with you, Mike. It's a little bit tough to find the bottom there. I think--.

Mr. Mike Halloran: --Yeah--.

Mr. Andy Silvernail: --Everyone's working through that. You've seen what's happened with the big capital producers. Net-net, I don't see that as a big negative going into next year. I think the biggest question mark is gonna be what happens with industrial, kind of the North American industrial business and what happens with China. Those are the two things that I think are the biggest question marks going into really the fourth quarter. I think the fourth quarter we've got pretty dialed in, but I think as you go into next year, those are the biggest things.

In terms of upside, I think municipal's gonna continue to be good. All signs continue to point to that. I think the scientific piece of our business in life sciences, whether it's analytical instrumentation or bio IBD, those are good news stories really across the board.

And you've had a lot of headwind from FX that we start to lap here as we get into the back half of this year, first part of--the back half of the fourth quarter, first part of next year, and we'll see how that plays itself out. But, Mike, I've said pretty consistently that I expect 2016 to be a slugfest. I don't think it's gonna--the market conditions are gonna be meaningfully different from what we've seen. And it's gonna be about being very smart with internal capital deployment, meaning where we invest in our businesses, driving productivity and very smart external capital deployment.

Mr. Mike Halloran: Makes a lot of sense. One last one from me - uh, obviously, great, um, FSD margins. Um, recognizing that, uh, those aren't sustainable, you highlighted the normalization you expect. How do you define normalization? Is that towards something in that 26 kind of range for that segment on the margin line, or should we be thinking about it a little bit different now?

Mr. Andy Silvernail: Mike, I think modeling it, given its--the relative size of the segment, within the portfolio, $1 million here or there can swing the percentages around quite a bit. So--but, I think modeling it probably between that 26 and 28 range is fair.

Mr. Mike Halloran: All right. Thanks, guys. Appreciate it.

Mr. Andy Silvernail: Thanks, Mike.

Operator: Our next question comes from the line of Steven Winoker at Bernstein. Please proceed with your question.

Mr. Peter Lennox-King: Hi, everybody. This is Peter Lennox-King on for Steve. Um, I was wondering if you could maybe talk me through a little bit more, uh, detail on the restructuring front. Um, is the, uh, is the allocation between the segments for the remaining 3 to 5 million or so that's in the guidance? Is that allocation gonna be similar to, uh, what you had in Q3? Um, and then could you talk through a little bit of the payback timing, um, the magnitude and where--how big the, uh, the benefits will be for each segment as much as you can?

Mr. Andy Silvernail: I think the spread, as you noticed in our adjustments that we made by segment, was a little heavier towards FMT and HSC in the third quarter, with the fire and safety, the diversified business only receiving about $300,000 of that charge. It'll probably be a little bit more ratable in the fourth quarter, but still heavier towards FMT and HST.

In terms of the aggregate payback for that, so we're gonna end up taking a charge of somewhere between 8 and $10 million in the second half of the year. You can assume that that payback has somewhere less than a one year payback. So, obviously, the benefit from that, which we will quantify as we go into next year's guidance here on our January call, uh, will be somewhere north of the charge.

Mr. Peter Lennox-King: Okay, thanks. Um, and then, uh, maybe shifting gears a little bit back to, uh, capital deployment, can we--can you talk a little bit about, um, the M&A pipeline? Um, how are you thinking about getting more aggressive, less aggressive in the current environment with, uh, all the volatility, um, and then, again, as much as you can, which segments you're sort of targeting or, uh, or which businesses you're looking to really, uh, move on?

Mr. Andy Silvernail: So, Peter, in terms of the segments, we actually are looking at things across the three segments. There's some things that we've been cultivating for quite some time and some things that have developed in the recent past that are--that make our pipeline pretty attractive. We feel good about where our pipeline is generally, both in the near term and in the longer term.

We feel pretty good here about our ability to execute on M&A, maybe in the balance of this year, maybe not. We'll see. As you know, these things move around quite a bit. But, certainly, as we go into 2016, we have an expectation of doing so.

And, we made an important organizational change here --earlier this year. And a big piece of it was really freeing the organization to be more aggressive around M&A. We've got a great balance sheet, as you know. Cash flows are terrific. And we think that we have the organizational structure to do it.

The environment is an interesting one, right, because this is an environment, as you pointed out, Peter, that's very volatile. At the same time, as you say, sometimes, you've got to take the cookies when they're passed. And, there are some pretty nice properties that are out there. You may not buy them at the perfect time, but at the same time, we understand what we're looking for, and we're looking for businesses that are structurally fit over the very, very long term and are gonna deliver high returns for shareholders.

Mr. Peter Lennox-King: Great, thank you. And just one final follow up there - is the aggregate spend over time that you're looking at, is that still thinking about the same sort of size range there and the same individual, uh, size of individual deals, as well?

Mr. Andy Silvernail: Yeah, yeah. I mean, our sweet spot is that kind of 50 to 200, $250 million. That's--that really is our sweet spot. As I've said in the past, there are a few things that are larger that are north of a billion that we look at consistently. Those are few and far between. But there are some that are out there. Our sweet spot and where we really drive value for shareholders is in that 50 to $250 million range.

Mr. Peter Lennox-King: Great. Thank you very much.

Mr. Andy Silvernail: Thank you, Peter.

Operator: Our next question comes from the line of Matt McConnell at RBC Capital Markets. Please proceed with your question.

Mr. Matt McConnell: Thank you. Good morning, guys.

Mr. Andy Silvernail: Hi, Matt.

Mr. Matt McConnell: Um, so guidance for the fourth quarter, it seems like organic revenue declines are moderating. Um, is that what you intended to incorporate into the outlook? And how much of that is coming from an easier comp in fire and safety versus any kind of stabilization or, uh, sequential improvement in the other two segments?

Mr. Andy Silvernail: Matt, we're not expecting sequential improvement. It really comes down to comps when you look at the fourth quarter.

Mr. Matt McConnell: Yeah.

Mr. Andy Silvernail: I think this environment right now is squishy enough that any belief that we're gonna see a material change in the external environment in the fourth quarter, I think that'd be misplaced.

Mr. Matt McConnell: Okay, great, thanks. And, um, just a quick follow up - uh, Andy, you made a comment, uh, that China you don't expect to deteriorate from here. Is that based on, um, specific customer conversations or just, uh, what gives you the confidence to make that kind of declaration?

Mr. Andy Silvernail: We've had a pretty tight beat on China here. If you remember, if you go back even, I want to--a year or 18 months ago, yeah, we started talking about the fact that we thought that China was meaningfully weaker than the--call it the headline commentary.

For us, it really is kind of looking at the underlying business and where we're seeing demand. Our Richter business, in particular, continues to be strong, in China, and that's been a real winner for us.

Mr. Matt McConnell: Uh-huh.

Mr. Andy Silvernail: We do expect our rescue business to pick up here as we look at the balance of this year, and into 2016. So, it's much more specific to the businesses that we're in versus a call on the China economy.

Mr. Matt McConnell: Yeah. Okay, great, thanks. And, um, last one, just a follow up on the capital allocation question because you've been real aggressive with the buybacks, but, um, clearly pretty happy about the M&A pipeline and opportunities. Is there, uh, is there a self imposed leverage threshold where you might slow down the buybacks or, um, you know, what kind of deal do you have capacity for right now, given that you've spent quite a bit of your, uh, free cash flow this year?

Mr. Andy Silvernail: We're still only sitting at just north of a turn of net debt, right?

Mr. Matt McConnell: Uh-huh.

Mr. Andy Silvernail: So, we've got a great balance sheet. So, I'm not awfully concerned about that. And obviously, the free cash flow is very, very strong.

When it's all said and done, when you put the two side by side, our preference is strategic M&A. It certainly creates more value unless you have a major dislocation in the stock price.

And so obviously, as we move down that path and as deals come through we would naturally slow down M&A. But, uh, it's very--excuse me--slow down repurchases. But--.

Mr. Matt McConnell: --Uh-huh--.

Mr. Andy Silvernail: --But, let me note really clearly, our repurchase program is 100 percent driven on what we believe the intrinsic value is of the company, and you'll see our acceleration or deceleration based on a very, very well thought out analysis of what we think that is.

So, as an example, when we saw the stock kind of drop into the 60's, arlier this year, we were a lot more aggressive, than we are today. And when the stock was up closer to 80 we were then buying back closer to half to 1 percent.

Mr. Matt McConnell: Mm-hmm.

Mr. Andy Silvernail: So, uh, strategic M&A is number one. We got plenty of capacity to do that and share buybacks are driven 100 percent above value.

Mr. Matt McConnell: Great. Thanks very much.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Kevin Maczka at BB&T Capital Markets. Kevin, please proceed with your question.

Mr. Kevin Maczka: Thanks. Good morning.

Mr. Andy Silvernail: Hey, Kevin.

Mr. Kevin Maczka: Uh, so, some kind of encouraging comments here within FMT on the muny Water side and really on the energy side, too, I'm wondering if you can say a little bit more about that muny water spend, what you're seeing, how you think that plays out going into next year, if there's any kind of submarkets that are driving that.

And then, on the European energy side, what's driving the pickup there?

Mr. Andy Silvernail: Sure. On the muni side, a couple of things. Number one, a general uptick in overall spending driven by tax receipts. And, we've talked about for a long time that there's--any time you start to see major movements in tax receipts, there's kind of a 12 to 24 month lag or lead-time depending upon which side of the cycle you're on.

And so, those tax receipts are starting to lift all boats, sort of speak. There's just more money in the CapEx and in the OPEX budgets in the western parts of the world, than there were 12, 24 months ago. So, that's one thing.

The second thing is is really our strategy, in particular, in water services has paid off. So, we have continued to win share in our target markets and target applications and that's what's driving the success above and beyond market.

So, as I look at 2016, we know what's in the quote pipeline, we know what we've won, and we believe--we feel pretty confident that the market is going to be better than it was this year and certainly better than it's been in the last couple of years.

So, in combination, it's not like it's roaring to high single digit or double digit, but a solid, mid single digit in the US and municipal water, that's a good piece of news, generally.

In terms of the energy side, I wouldn't get too excited about that. What I mean by that is our holding our top line, you got to remember a couple of things. First, we really don't play very much in the down hold side of the world, right? So, as we said in the past, that's been 2, 3 percent of our total portfolio for IDEX. Obviously, that 2 or 3 percent has been battered this year with the reductions that you're seeing. But, we mostly play in that midstream market that has held up better. So, that's kind of one thing to remember.

Second thing is we've had some really nice winds in aviation, uh, uh, that have been really share winds for us and we've seen that across the globe.

The third is there are a number of projects that we've been on top of that--in the past, we've talked about the fact that they got pushed out, --and we didn't win and we're starting to see those flow through in Europe and the Middle East. I would not say that is commentary about the health of the overall market, but more so our business unit performance.

Mr. Kevin Maczka: Got it. And Andy, in terms of price, it sounds like you've held price on the energy side. Are there some other areas, whether it's in FMT or beyond where you've been able to get some price or maybe you've had some pressure?

Mr. Andy Silvernail: Actually, no pressure. I mean, we get the letters everybody else gets from our customers. But, at the end of the day, we'll come in, what, north of a point this year? Right around a point.

Mr. Heath Mitts: Right around a point.

Mr. Andy Silvernail: Yeah, we'll get a point --of price here before the inflationary impacts on the--in terms to net it out. But, we'll get a point of price this year with no significant places --of price pressure.

Mr. Kevin Maczka: Got it. And just finally from me, on mix, so that--from time to time, it can be such a big margin mover this quarter.

Mr. Andy Silvernail: Yeah.

Mr. Kevin Maczka: Of course, we saw it in FSD and it doesn't sound like you're expecting that to sustain. Uh, I'm just wondering kind of across the portfolio, is there anything in terms of the visibility that you do have that we ought to be aware about--aware of in terms of mix either positive or negative as we look at Q4 or maybe even into next year?

Mr. Andy Silvernail: Well, a few things. Generally, as a portfolio, the only place we see mix impact us significantly is in FSD. In the last two quarters, that has the 28 that Heath gave earlier. I think that's a healthy place to be.

In terms of FMT or HST, I don't expect there to be major mix shifts within those businesses. Here or there, but not enough to long term, change the trajectory of the business.

Within FSD in particular, the margin is there. If you go back in time, there margins there have been moving up, substantially. We've really improved the profit profile, of fire and of dispensing and that has changed, the overall profit profile of FSD. We're at the point now where I don't expect the kind of gains we've had, --to replicate themselves and I think we're in a pretty good spot there, in particular.

Mr. Kevin Maczka: Okay. Thank you.

Mr. Andy Silvernail: Thanks, Kevin.

Operator: Our next question comes from the line of Allison Poliniak at Wells Fargo. Please proceed with your question.

Ms. Allison Poliniak: Hi, guys. Good morning.

Mr. Andy Silvernail: Hi, Allison.

Ms. Allison Poliniak: Just going back to MPT, obviously more positive on there. When you talk about an order growth, was it essentially projects that we should've seen in '15, got pushed to '16? And I guess what's the risk, if that's the case, to '16 orders right now?

Mr. Andy Silvernail: So, Allison, this is, --if we have any place that's lumpy, this is it. You can see some pretty significant swings that can move the organic orders and organic sales for HST in a quarter, in a more meaningful way than some of the other businesses.

So, what you're seeing right now is we had some nice wins here in the quarter that helped certainly on the organic order front and they're really going to ship in the second part-- excuse me, in the first part of 2016.

In terms of what that means looking forward, at this point, we don't have visibility kind of, for the fourth quarter or third quarter and orders that might look like this. We got a lot of stuff in the hopper, but there's nothing that makes me particularly excited or particularly concerned relative to that and how it may play out in the fourth quarter and therefore later in '16.

Ms. Allison Poliniak: Great, that's helpful. And I'm sorry to go back to the FSD, uh, margin. Um, if I'm looking at that, uh, nice expansion quarter, I guess based on your commentary, can I assume half of that was driven by mix, with the balance being the productivity efforts? Or is my math off?

Mr. Andy Silvernail: It's probably a little bit more than that. In general, the mix impact, I would say it looks probably more like two-thirds than three-quarters and I'm kind of thumb nailing it here. But, the productivity, we definitely saw a nice productivity, but we did have a meaningful mix shift --in those two businesses.

Ms. Allison Poliniak: Great. Thank you.

Mr. Andy Silvernail: Thank you, Allison.

Operator: Our next question comes from the line of Joe Radigan at KeyBanc. Please proceed with your question.

Mr. Joe Radigan: Thanks. Good morning, guys.

Mr. Andy Silvernail: Good morning.

Mr. Joe Radigan: Uh, the sequential margin decline in FMT and HST, was that largely a function of the inventory step-up? And then, more generally, how do you think about margin sustainability across IDEX, um, you know, and what looks like it's going to be a relatively protracted slow growth environment going forward here?

Mr. Andy Silvernail: So, specific to FMT, the step-up that was a meaningful impact from a quarter to quarter. And as I said, we actually normalized for the inventory step-up charge on the year over year basis, FMT margins would've been flat. So, you can kind of back into what that tells you there. Really, on volume being down modestly, pretty nice performance in the business in terms of profitability.

From an HST perspective, nothing really meaningful in there. There's nothing that I would say signals one way or the other any change in, uh--in margin profile.

Uh, if you look at the longer term, we've said pretty consistently been in a low growth environment. Call it, 2, 3 percent, somewhere in there. We can get 50 to 80 basis points, maybe up to 100 basis points depending upon, --on what happens in profit improvement. But, if you look at that--if you're in the 2 percent range, you're probably looking at 50 basis points or you're in the 3 percent range, you're probably looking at 80 basis points of expansion just because our contribution margins are in the low 60's. And so, that plays itself through very helpfully and we can continue to invest in the business.

Obviously, if we get a benefit and see things pick up faster you're going to reinvest even more, but you're still going to see really, really nice, margin expansion. So, even if we continue to be in this environment, I feel good that if we see just modest improvements in top line, we're going to continue to expand margins in the core portfolio.

Mr. Joe Radigan: Okay. And then on, uh--within the Optix [sp] and Plutonix [sp] business, you know, that, I think, commentary for the last few quarters has been stable. Maybe it weakened a little bit this quarter, but what needs to happen for that business to start growing again? Is it--I mean, is it really the industrial end market that's holding it back or, you know--?

Mr. Andy Silvernail: --It is--.

Mr. Joe Radigan: --What's--any commentary there.

Mr. Andy Silvernail: It is, right? So, if you look at--if you separate out the life science piece, which is performing, --continues to perform well in the core life science markets, you're now talking about the industrial and the semi-conductor market. And in both of those--neither one of those have been particularly strong. So, to be fair to our team, running the business there, we have been really tight on making sure that we're going after attractive business.

And so, part of it has been self imposed to make sure that we're going after --the right business there. But, if you get an improvement in the industrial and the electronics world you'll see some nice pick-up.

Mr. Joe Radigan: Okay. And any--lastly, any--as you look at acquisitions, how do you get comfortable with the forward projections in this sort of demand environment? Has that been an impediment in getting deals to the finish line? Or how do you think about that?

Mr. Andy Silvernail: The way I kind of think of it is what's the business going to look like through a cycle? You'll never buy perfectly, right? But, what you're trying to avoid is buying something that's going to have kind of a really aggressive, secular downturn, number one, or something where you're really buying on the com. And those are the two situations that you get yourself into trouble, in terms of cut build and any type of, from a growth perspective.

Generally, we're looking at businesses--I'll use Alfa is an example, right? Alfa is a business with a 30 plus year install base. You can kind of look at it through a cycle. And even if you don't buy it perfectly, you buy--it from a perfect time in the cycle, by the time you get on the back half of any kind of slow down, you're still thrilled you own the business.

So, you have high cash on cash returns. High cash flow businesses. You know what a cycle generally is going to look like. You may not pick it perfectly, but if you're buying at what I call an IDEX like business, you don't have to time the market perfectly or get the price exactly right to have it be a huge winner for you over time.

And so, we're more looking for quality of the business through a cycle. High cash on cash returns in a business, strong repeat business installed base, a big mote defensibility and high relative market share. When you get that right, timing becomes less of an issue, than one might think.

Mr. Joe Radigan: Great. Thank you.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Bhupender Bohra at Jeffries. Please proceed with your question.

Mr. Bhupender Bohra: Hey. Good morning, guys.

Mr. Andy Silvernail: Good morning.

Mr. Bhupender Bohra: Uh, so, you know, we--uh, you guys actually spoke about industrial distribution business, you know, kind of weakness, what we have seen here. Uh, could you talk about, like, you know, destocking? Is that some of--one of the issues within that, uh--you know, the end market? And, uh, how long do you think, if you have any visibility on that, like, you know, the destocking or the slow down within the distribution channel will last?

Mr. Andy Silvernail: So, as we said in the past, unlike, I think, some of our peers, we don't have kind of what I'd call a traditional industrial distribution channel. So, we're not dealing with the big cattle log houses, per say. We're dealing much more with value added distributors. So, we don't have huge stocking levels in the channel anyway. You have some, obviously, that's driving, you know, lead times and on time delivery, but you don't have, --months and months and months of stocking in the channel.

So, while I'm sure that is part of it, I'm sure part of what we're experiencing right now and others are experiencing has to do with them being tighter. I do think that you're seeing overall demand, slacking. And then, inventory in the end market, I think, is tightening substantially. So, if you want to put the destocking moniker on something, I would say it's more at the end user who's gotten cautious.

You're seeing the ripple effects, just like we are, right? We're tightening down on working capital as things are slowing and you're seeing that play out across the landscape. And I do expect that to be tight. And just like we've seen in the past, when that starts to loosen again, you'll see a nice pop that will be a surprising upside in the quarter at some point.

Right now, I really think that what we're all seeing is mostly the slowing of aggregate demand with a little bit of impact of the concept of destocking.

Mr. Bhupender Bohra: Okay. Thanks a lot. And, uh, the other question--you know, we have about 8 to $10 million, uh, you know, restructuring, uh, this year. Uh, let's say--I don't know how much visibility we have for 2016, but, you know, can we actually--you know, if need be, if the environment actually slows down further as we are looking at North America, which is half of your business, uh, you know, seeing some slow down here, you know, this morning, like there were many other reports which came out talking about weakness in the North America market. Uh, like, what kind of cost cuts we can further, you know, kind of depend on or can tap into, uh, some of the buckets we can talk about?

Mr. Andy Silvernail: Bhupender, rest assured that if we continue to see the market downturn, we'll continue to drive the type of savings that we need. I think you've seen that over time with IDEX and know that it's built into the way that we think about reacting to positions in terms of where we sit cost structure wise. Also know that we do have areas that we need to continue to invest in and we're not starving those parts of the business. It's important for the types of businesses that we have where we get spect [ph] on to platforms and instruments and so forth that we continue to invest and not miss those cycles.

So, the balancing act, as always, is to continue to make sure we free up the dollars to invest in the growth areas and the areas that are more strategic and require incremental investments. And then go after the areas that tend to be more volume based. And, yes, we do have pockets that we can go after if need be.

Mr. Bhupender Bohra: Okay.

Mr. Andy Silvernail: We feel pretty good about the actions we have relative to our assumption set for 2016, and we'll quantify some of that in the January call.

Mr. Bhupender Bohra: Okay. That's all. Thank you very much.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Joe Giordano at Cowen. Please proceed with your question.

Mr. Joe Giordano: Hi, guys. Good morning.

Mr. Andy Silvernail: Good morning, Joe.

Mr. Joe Giordano: Uh, just to follow along with the destocking, uh, question and I fully understand--appreciate what you said about where you guys fall within that. But, do you get the sense that your customers are more, uh--are they destocking in an anticipatory fashion, like more so than actual demand might require at this time of day? You kind of anticipating even further declines from here? Do you get that feel?

Mr. Andy Silvernail: It's hard to gauge that. Obviously, we're pretty close to our customers. I think cautiousness is out there, you know, across the board. And so, there probably is some of that. I mean, probably the best way to think of it is look at ourselves, right? And look at how we're behaving. And, you know, as we see this environment, we are tightening down our overall, you know, inventory and being more cautious about what we bring in and what goes out.

I think there is a level of cautiousness out there that can start to feed on itself a little bit. To be candid, Joe, I don't think I have a tight enough beat to be able to call that exactly what's the mix of actual demand versus cautiousness. I mean, typically, as we always see, people react too slowly at first and too quickly at the end.

Mr. Joe Giordano: Yeah.

Mr. Andy Silvernail: Uh, so, there's always a mix of that. But, I think--right now, I think we got a pretty good beat on certainly what the fourth quarter looks like. And I think that next year is going to be a pretty slow growth environment.

Mr. Joe Giordano: Good. Appreciate it. Thanks, guys.

Mr. Andy Silvernail: Thanks, Joe.

Operator: Our next question comes from the line of Matt Somerville at Olympic Global Advisors. Please proceed with your question.

Mr. Matt Somerville: Thanks. Good morning, guys. Uh, couple of questions. First, just in terms of the global chemical market, it's not an inconsequential end market for you guys. It's about 20 percent or so of FMT. Can you give a little more specificity regionally what you're seeing there? And I guess, again, high level, I get it, how you're thinking about that for 2016. And then I also have a follow-up.

Mr. Andy Silvernail: So, Matt, what we're seeing in North America and in Europe is, --I'm going to call it a low single digit growth environment--so, it's holding up pretty well. China has been a little bit better, but I think that's driven more by our own actions, particularly with the Richter [sp] brand than it is necessarily, what we're seeing, --uh in the end markets. India's been pretty good for us, too.

So, really, across the board in the markets that we play in chemical has been-- I'm going to call it a good news story in a slow growth world. So, it's not like it's racing ahead, but it's been solid. And I expect that to continue into 2016. If you look at the business in terms of the pipeline of what we're looking at, our expectations coming out of our unit, I think, expecting a low single digit environment, 2 to 3 percent, is probably a good place to put your bets.

Mr. Matt Somerville: And then just with respect to China, since you specifically brought it up talking about chemical, when you came into 2015, what did you expect your organic growth rate to be in China? And where do you actually think it ends up for the year?

Mr. Andy Silvernail: So, you're talking about chemical or are you talking about China in total?

Mr. Matt Somerville: Total IDEX China.

Mr. Andy Silvernail: Oh, okay. So, total IDEX China. So, we expected kind of mid single digit growth China for the year. And remember, China is kind of a 6--5, 6, 7 percent of our total business. So, doesn't necessarily move the needle in total at that level. We've been plus or minus in that area. We have not been particularly disappointed nor are we overly pleased. So, it's about at our expectation, so far this year.

Mr. Matt Somerville: And then just one last one. With respect to oil and gas and if you look across all the business that get impacted, whether be an FMP, HST, or FSD, if you look at that 11 to 12 percent of total revenue that's in oil and gas, you mentioned that you're going to be relatively flat for the full year. Can you bracket that a little bit? Upstream's going to be down X percent. Mid and down are going to be up X percent, if that be the case. Just a little more granularity there, please. Thank you.

Mr. Andy Silvernail: Yeah, I'm going to be spit-balling a little bit here, Matt. So, take this as gospel. But, I know well exactly what's going on. Across our portfolio, if you look at the upstream piece, again, that was kind of 3 percent of our total business coming in at the end of the year. It's more like 2 percent of our total business as we exit the year. So, you're talking--that's down a third. Things that are upstream.

The mid stream is going to be decent. So, we don't play a lot. As you get towards the pump, sort of speak, we don't play a lot there. But, in the midstream, which is the bulk of our business, that's going to be kind of flattish. With our arrow business being strong and our mobile business is actually strong in the first half of the year and it's going to soften here in the second half of the year, particularly, as we look at truck build.

So, that probably ends up being flat for the year.

Mr. Matt Somerville: Got it. Thanks a lot, guys.

Mr. Andy Silvernail: Thanks, Matt.

Operator: Our next question comes from the line of Brian Konigsberg at Vertical Research Partners. Please proceed with your question.

Mr. Brian Konigsberg: Let us know. Thanks. Good morning.

Mr. Andy Silvernail: Good morning.

Mr. Brian Konigsberg: Uh, hey. I just want to touch just a little bit more on price cost. And maybe I just read a little bit too much into it, but I guess I'm used to you guys getting a little bit of net price through the year, maybe about 50 basis points net of inflation.

Mr. Andy Silvernail: Yep.

Mr. Brian Konigsberg: It sounds like you're saying that's kind of more flattish now. I mean, is that--has that deteriorated a little bit? Or is it just, um, the way you're describing it?

Mr. Andy Silvernail: No, I'm sorry. I'm sorry if you're confused by that at all, if we didn't--.

Mr. Brian Konigsberg: --Okay--.

Mr. Andy Silvernail: --Communicate that well. No, we'll get a point of price and we'll certainly get our typical half of that net of inflation. So, when it's all said and done, it'll be margin accretive to us for the year.

Mr. Brian Konigsberg: Okay. So, about 50 basis points for the year is still the expectation?

Mr. Andy Silvernail: Mr. Mitts, is that right?

Mr. Heath Mitts: That's right. And that's net of material inflation.

Mr. Brian Konigsberg: Net of material and bureaucratic inflation?

Mr. Heath Mitts: You see your--.

Mr. Brian Konigsberg: --Neighbour. Yeah.

Mr. Andy Silvernail: Uh, no. Net of material inflation is how we think about it.

Mr. Brian Konigsberg: Okay. Net of materials. Got it. Um, and then just secondly, um, just on working capital, uh, so there's just been some discussion about, on the energy side, which may not affect you as much as, uh, some tightening and collecting receivables, um, just with the industrial environment the way it is. Are you guys seeing any stress kind of collections, uh, within the customer base that might pose a challenge in working capital?

Mr. Andy Silvernail: We have. We have a pretty conservative approach to places the world that would tend to have, in terms of a more receivable risk in the emerging markets where we tend to do things on letter of credit or cash in advance.

But, in the more mature markets where credit terms are issued, we have not seen any degradation there. But, you have to remember we're dealing a lot of times with larger customers and people that we've done business with for many years.

Mr. Brian Konigsberg: Got it. Great. That's it for me. Thanks.

Mr. Andy Silvernail: Very good. Thank you.

Operator: At this time, there are no further questions in the audio portion of this conference. With that being said, I would like to turn the call back over to Andy Silvernail for closing remarks.

Mr. Andy Silvernail: Thanks, Tim. I appreciate it. Once again, I thank everybody for participating in this call and certainly for the support and the interest in IDEX. Obviously, we're facing a world that's challenging. We got some headwinds here and we expect that those will continue in the balance of the year and into 2016.

But, across the board, I am very pleased with how we're executing and really focusing on where we're going to put our resources in terms of organic growth and margin expansion and on the M&A front. So, I appreciate you once again. And we'll talk to you here in 90 days. Take care.

Operator: This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation and have a wonderful rest of your day.